VOTE BY PHONE CONFIRMATION LETTER
                                 (WRITTEN)

                          PROXY VOTE CONFIRMATION

(SHAREHOLDER NAME & ADDRESS)

(NAME OF FUND)
Meeting of Shareholders August 1, 1994
Account:
Shares:

          Vote Received: (List proposals voted as on proxy card)

                         (FOR) (AGAINST) (ABSTAIN)

Dear Shareholder:

In connection with the above referenced Meeting of Shareholders, this notice will confirm that your shares have been voted as indicated above in accordance with your telephone instructions. If any of the information is incorrect, please call 1-800-xxx-xxxx immediately, and in any event no later than 5:00 P.M. Eastern Daylight Time, on July 29, 1994.

To ensure your vote will be received in time for the meeting, we arranged to have your vote recorded by telephone. The voting procedure is designed to authenticate your identity and to confirm that your votes have been taken in accordance with your instructions. If these procedures were subject to successful legal challenges, such votes would not be counted at the meeting. The Fund has not sought to obtain an opinion of counsel on this matter and we are unaware of any such challenge at this time. To ensure your vote was recorded correctly, we have sent you this confirmation of your vote for your files. If you decide after you have voted that you will attend the meeting in person, you can revoke your proxy at that time and vote your shares at the meeting. If you no longer have a copy of your proxy statement, you can call us at (phone number) and a copy will be promptly forwarded to you.

Thank you for your cooperation.

Very truly yours,
(Solicitation Agent)

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